Exhibit 99 (a)

Bank of Granite	NEWS
 — C O R P O R A T I O N —

FOR RELEASE:	July 23, 2007
BANK OF GRANITE CORPORATION REPORTS
EARNINGS FOR SECOND QUARTER OF 2007
     Bank of Granite Corporation (NASDAQ: GRAN) (the “Company”) reported earnings of $0.74 million, or $0.05 per share, for the quarter ended June 30, 2007, a decrease of 83.5% from the $4.46 million, or $0.28 per share, reported for the second quarter of 2006. For the six months ended June 30, 2007, net income decreased 46.3% to $4.78 million, or $0.30 per share, from $8.91 million, or $0.55 per share, reported for the comparable period of 2006. The earnings decreases for both the quarterly and year-to-date periods primarily resulted from higher provisions for loan losses made in order to increase estimated reserves related to significant increases in nonperforming loans in the Company’s Catawba Valley market area. Earnings per share for 2006 have been adjusted to reflect the five-for-four stock split distributed in September of 2006.
     For the reasons cited above, provisions for loan losses were $7.47 million for the quarter ended June 30, 2007, an increase of $5.55 million from the $1.92 million reported for the second quarter of 2006. For the six-month period ended June 30, 2007, loan loss provisions increased $6.24 million to $9.39 million from $3.15 million for the comparable six months in 2006. Nonperforming loans increased $14.14 million to $25.38 million at June 30, 2007 from $11.24 million at June 30, 2006. In April 2007, management deemed it prudent to place loans to one borrower on nonaccruing status for a period of six months in order to help the borrower become better positioned to perform under certain contracts that should improve the borrower’s cash flows. This borrower accounted for approximately $8.51 million of the increase in nonaccruing loans and approximately $2.34 million of the increase in loan reserves. The remainder of the increases in nonperforming loans and loan loss provisions was primarily attributable to various other borrowers in the Company’s Catawba Valley market area. In addition, management estimates there are $1.69 million in asset-based loans that are fully reserved and may ultimately be charged-off.
     Charles Snipes, Chairman and CEO, said, “We are deeply disappointed in these results. Loan quality is our highest priority until we see improvement in the levels of our problem loans. In late June, we hired Jefferson C. Easley as our new Chief Credit Officer. Jeff brings to our bank over 20 years of experience as a credit management leader and was most recently the chief credit officer of a bank of comparable size to ours. Jeff adds tremendous credit strength to our executive management team and we expect to see marked progress in our loan quality in the near future.” Snipes expressed his appreciation to the Company’s employees for their hard work during this difficult quarter.
     The earnings decrease also resulted in less favorable key performance ratios. The annualized return on average assets (ROA) was 0.24% in the second quarter of 2007 compared to 1.56% in the second quarter of 2006, while the annualized return on average equity (ROE) was 1.98% compared to 12.59% for the same period. The Company’s efficiency ratio for the second quarter was 50.91% in 2007 compared to 47.88% in 2006.

PO Box 128	www.bankofgranite.com
Granite Falls, NC 28630

     The Company ended the second quarter of 2007 with total assets of $1.22 billion, total loans of $0.94 billion, and total deposits of $0.98 billion. Total assets grew 3.8%, loans grew 7.4%, and deposits grew 4.1% from the second quarter of 2006. Total assets, total loans, and total deposits were all at record levels as of June 30, 2007.
     Bank of Granite Corporation’s common stock trades on the NASDAQ Global Select MarketSM under the symbol “GRAN.” Bank of Granite Corporation is the parent company of Bank of Granite and Granite Mortgage, Inc. Bank of Granite operates twenty-two full-service banking offices in eight North Carolina counties—Burke, Caldwell, Catawba, Forsyth, Iredell, Mecklenburg, Watauga, and Wilkes. Granite Mortgage, a mortgage banking company headquartered in Winston-Salem, originates home mortgages in these counties as well as in Cumberland, Guilford, and Rowan counties.
* * * * *
Please see the attached supplemental “Financial Data” tables.
For further information, contact Kirby Tyndall, Chief Financial Officer at
Voice (828) 496-2026, Fax (828) 496-2010 or Internet: ktyndall@bankofgranite.com.
Disclosures About Forward Looking Statements
     The discussions included in this document contain statements that may be deemed forward looking statements within the meaning of the Private Securities Litigation Act of 1995, including Section 21E of the Securities Exchange Act of 1934 and Section 27A of the Securities Act of 1933. Such statements involve known and unknown risks, uncertainties and other factors that may cause actual results to differ materially from these statements. For the purposes of these discussions, any statements that are not statements of historical fact may be deemed to be forward looking statements. Such statements are often characterized by the use of qualifying words such as “expects,” “anticipates,” “believes,” “estimates,” “plans,” “projects,” or other statements concerning opinions or judgments of our Company and our management about future events. The accuracy of such forward looking statements could be affected by certain factors, including but not limited to, the financial success or changing conditions or strategies of our customers or vendors, fluctuations in interest rates, actions of government regulators, the availability of capital and personnel, and general economic conditions. For additional factors that could affect the matters discussed in forward looking statements, see the “Risk Factors” section of the Company’s most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission.

Bank of Granite Corporation	Three Months Ended			Six Months Ended
Selected Financial Data	June 30,			June 30,
(in thousands except per share data)	2007	2006	% change	2007	2006	% change

Consolidated earnings summary:
Interest income, taxable equivalent	$23,246	$21,739	6.9%	$45,881	$41,746	9.9%
Interest expense	9,192	7,516	22.3%	18,152	14,138	28.4%

Net interest income, taxable equivalent	14,054	14,223	-1.2%	27,729	27,608	0.4%
Taxable equivalent adjustment	216	253	-14.6%	448	522	-14.2%

Net interest income	13,838	13,970	-0.9%	27,281	27,086	0.7%
Loan loss provision	7,471	1,915	290.1%	9,388	3,150	198.0%
Noninterest income	3,210	3,295	-2.6%	6,361	6,296	1.0%
Noninterest expense	8,789	8,388	4.8%	17,125	16,428	4.2%

Income before income taxes	788	6,962	-88.7%	7,129	13,804	-48.4%
Income taxes	51	2,501	-98.0%	2,348	4,896	-52.0%

Net income	$737	$4,461	-83.5%	$4,781	$8,908	-46.3%

Earnings per share — Basic*	$0.05	$0.28	-82.1%	$0.30	$0.55	-45.5%
Earnings per share — Diluted*	0.05	0.28	-82.1%	0.30	0.55	-45.5%

Average shares — Basic*	15,928	16,058	-0.8%	15,973	16,077	-0.6%
Average shares — Diluted*	15,970	16,108	-0.9%	16,022	16,130	-0.7%

Consolidated balance sheet data at June 30:
Total assets				$1,221,282	$1,176,476	3.8%
Total deposits				984,153	945,665	4.1%
Loans (gross)				941,884	876,880	7.4%
Stockholders’ equity				143,843	140,250	2.6%

Consolidated average balance sheet data:
Total assets	$1,210,595	$1,144,210	5.8%	$1,206,301	$1,129,100	6.8%
Total deposits	970,408	913,170	6.3%	965,466	899,817	7.3%
Loans (gross)	934,891	869,153	7.6%	930,946	858,262	8.5%
Stockholders’ equity	149,011	142,161	4.8%	149,144	141,288	5.6%

Consolidated performance ratios:
Return on average assets**	0.24%	1.56%		0.80%	1.59%
Return on average equity**	1.98%	12.59%		6.46%	12.71%
Efficiency ratio	50.91%	47.88%		50.23%	48.45%

Consolidated asset quality data and ratios:
Nonaccruing loans				$22,549	$7,635	195.3%
Accruing loans 90 days past due				2,830	3,603	-21.5%

Nonperforming loans				25,379	11,238	125.8%
Foreclosed properties				3,416	851	301.4%

Nonperforming assets				28,795	12,089	138.2%

Allowance for loan losses				22,102	13,912	58.9%

Loans charged off				3,215	3,395	-5.3%
Recoveries of loans charged off				142	233	-39.1%

Net loan charge-offs (recoveries)				3,073	3,162	-2.8%

Net charge-offs to average loans**				0.67%	0.74%
Nonperforming loans to total assets				2.08%	0.96%
Allowance coverage of nonperforming loans				87.09%	123.79%
Allowance for loan losses to gross loans				2.35%	1.59%
Allowance for loan losses to net loans				2.40%	1.61%

Subsidiary earnings summary:
Bank of Granite
Net interest income	$13,169	$13,316	-1.1%	$26,113	$25,901	0.8%
Loan loss provision	7,459	1,903	292.0%	9,364	3,126	199.6%
Noninterest income	2,138	2,087	2.4%	4,394	4,179	5.1%
Noninterest expense	6,973	6,489	7.5%	13,744	12,878	6.7%
Income taxes	(58)	2,411	-102.4%	2,167	4,788	-54.7%
Net income	933	4,600	-79.7%	5,232	9,288	-43.7%

Granite Mortgage
Net interest income	$893	$891	0.2%	$1,641	$1,598	2.7%
Loan loss provision	12	12	0.0%	24	24	0.0%
Noninterest income	1,072	1,090	-1.7%	1,967	1,999	-1.6%
Noninterest expense	1,681	1,743	-3.6%	3,132	3,303	-5.2%
Income taxes	109	90	21.1%	181	108	67.6%
Net income	163	136	19.9%	271	162	67.3%

*   Periods prior to September 2006 have been adjusted to reflect the 5-for-4 stock split distributed in September 2006.                                More
** Annualized based on number of days in the period.

Bank of Granite Corporation	Quarters Ended
Supplemental Quarterly Financial Data	Jun 30,	Mar 31,	Dec 31,	Sep 30,	Jun 30,
(in thousands except per share data)	2007	2007	2006	2006	2006

Consolidated earnings summary:
Interest income, taxable equivalent	$23,246	$22,635	$23,112	$22,682	$21,739
Interest expense	9,192	8,960	8,985	8,654	7,516

Net interest income, taxable equivalent	14,054	13,675	14,127	14,028	14,223
Taxable equivalent adjustment	216	232	238	237	254

Net interest income	13,838	13,443	13,889	13,791	13,969
Loan loss provision	7,471	1,917	1,877	1,387	1,915
Noninterest income	3,210	3,151	3,029	3,183	3,295
Noninterest expense	8,789	8,336	8,036	8,484	8,387

Income before income taxes	788	6,341	7,005	7,103	6,962
Income taxes	51	2,297	2,465	2,519	2,501

Net income	$737	$4,044	$4,540	$4,584	$4,461

Earnings per share — Basic*	$0.05	$0.25	$0.28	$0.29	$0.28
Earnings per share — Diluted*	0.05	0.25	0.28	0.29	0.28

Average shares — Basic*	15,928	16,018	16,022	16,018	16,058
Average shares — Diluted*	15,970	16,074	16,082	16,072	16,108

Consolidated ending balance sheet data:
Total assets	$1,221,282	$1,215,633	$1,199,773	$1,184,469	$1,176,476
Total deposits	984,153	974,754	963,837	950,545	945,665
Loans (gross)	941,884	932,186	912,492	887,218	876,880
Stockholders’ equity	143,843	148,248	146,433	143,950	140,250

Consolidated average balance sheet data:
Total assets	$1,210,595	$1,202,007	$1,189,096	$1,174,604	$1,144,210
Total deposits	970,408	960,524	953,876	942,102	913,170
Loans (gross)	934,891	927,001	898,878	874,654	869,153
Stockholders’ equity	149,011	149,277	147,417	143,991	142,161

Consolidated performance ratios:
Return on average assets**	0.24%	1.36%	1.51%	1.55%	1.56%
Return on average equity**	1.98%	10.99%	12.22%	12.63%	12.59%
Efficiency ratio	50.91%	49.54%	46.84%	49.29%	47.88%

Consolidated asset quality data and ratios:
Nonaccruing loans	$22,549	$13,087	$9,289	$9,012	$7,635
Accruing loans 90 days past due	2,830	1,615	5,074	4,319	3,603

Nonperforming loans	25,379	14,702	14,363	13,331	11,238
Foreclosed properties	3,416	1,453	1,162	1,217	851

Nonperforming assets	28,795	16,155	15,525	14,548	12,089

Allowance for loan losses	22,102	16,672	15,787	14,921	13,912

Loans charged off	2,081	1,134	1,140	668	3,222
Recoveries of loans charged off	40	101	130	289	101

Net loan charge-offs (recoveries)	2,041	1,033	1,010	379	3,121

Net charge-offs to average loans**	0.88%	0.45%	0.45%	0.17%	1.44%
Nonperforming loans to total assets	2.08%	1.21%	1.20%	1.13%	0.96%
Allowance coverage of nonperforming loans	87.09%	113.40%	109.91%	111.93%	123.79%
Allowance for loan losses to gross loans	2.35%	1.79%	1.73%	1.68%	1.59%
Allowance for loan losses to net loans	2.40%	1.82%	1.76%	1.71%	1.61%

Subsidiary earnings summary:
Bank of Granite
Net interest income	$13,169	$12,944	$13,432	$13,230	$13,316
Loan loss provision	7,459	1,905	1,865	1,375	1,903
Noninterest income	2,138	2,256	2,178	2,058	2,087
Noninterest expense	6,973	6,771	6,446	6,709	6,489
Income taxes	(58)	2,225	2,418	2,407	2,411
Net income	933	4,299	4,881	4,797	4,600

Granite Mortgage
Net interest income	$893	$748	$767	$861	$891
Loan loss provision	12	12	12	12	12
Noninterest income	1,072	895	851	1,125	1,090
Noninterest expense	1,681	1,451	1,488	1,694	1,743
Income taxes	109	72	47	112	90
Net income	163	108	71	168	136

*   Periods prior to September 2006 have been adjusted to reflect the 5-for-4 stock split distributed in September 2006.
** Annualized based on number of days in the period.

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